Exhibit 99.1

LEXAM VG GOLD INC.

2011 STOCK OPTION PLAN

April 30, 2011

LEXAM VG GOLD INC.

2011 STOCK OPTION PLAN

1.                                                                                      PURPOSE OF THE PLAN

1.1                                                                               The purpose of this Plan is to enhance shareholder value by: (i) providing a long-term incentive to the Corporation’s key personnel; (ii) improving the ability of the Corporation to attract, retain and motivate its key personnel; (iii) reinforcing the importance of and rewarding participants in the Plan for superior sustained corporate performance; and (iv) encouraging participants in the Plan to maintain a significant level of investment in the Corporation, thereby closely aligning their personal interests with those of the Corporation’s shareholders.

2.                                                                                      DEFINED TERMS

2.1                                                                               Where used herein, the following terms shall have the following meanings, respectively:

(a)                                 “Acceleration Event” means the occurrence of any one or more of the following events:

(i)                                     any transaction or series of transactions with or into any other person or entity that effects any transfer, conveyance, sale, lease or exchange of all or substantially all of the assets of the Corporation (other than a person who is an Affiliate or Associate of the Corporation);

(ii)                                  any acquisition or series of acquisitions by any means whatsoever by any person (other than the Corporation or any Affiliate or Associate of the Corporation) or by a group of persons acting jointly or in concert (other than with the Corporation or any Affiliate or Associate of the Corporation) of that number of securities of the Corporation which have associated with them that number of votes which is equal to or greater than 50% of the votes associated with the then issued and outstanding voting securities of the Corporation, and a subsequent fundamental change in the nature of the business carried on by the Corporation; or

(iii)                               any transaction or event in which the Corporation ceases to be a “reporting issuer” under the Securities Act (Ontario), as may be amended from time to time, or in which the Shares cease to be listed for trading on the Stock Exchange;

(b)                                 “Act” means the Business Corporations Act (Ontario), or its successor, as may be amended from time to time;

(c)                                  “Affiliate” means any partnership, company or other entity that is an affiliate of the Corporation as defined in National Instrument 45-106 — Prospectus and Registration Exemptions, as may be amended from time to time;

(d)                                 “Associate” has the meaning given to such term in the Securities Act (Ontario), as may be amended from time to time, for purposes of Part XX of such Act;

(e)                                  “Blackout Period” means the period during which Eligible Persons cannot trade securities of the Corporation pursuant to the Corporation’s policy respecting restrictions on trading, as may be amended from time to time;

(f)                                   “Blackout Period Expiry Date” means the date on which a Blackout Period expires;

(g)                                  “Board” means the board of directors of the Corporation;

(h)                                 “Corporation” means Lexam VG Gold Inc., a corporation existing under the Act, and includes any successor corporation thereof;

(i)                                     “Disability” means a physical or mental incapacity of a nature which the Board finds prevents or would prevent the Optionee from satisfactorily performing the duties of his position with the Corporation or any Affiliates;

(j)                                    “Eligible Person” means:

A.                                    any officer, director, employee, or service provider (provided such service provider is engaged to provide services for an initial, renewable or extended period of twelve months or more) of the Corporation or any Affiliate, or any other New Eligible Person (an “Eligible Individual”); or

B.                                    a corporation controlled by an Eligible Individual, all of the issued and outstanding voting securities of which are, and will continue to be, beneficially controlled, directly or indirectly, by such Eligible Individual and/or the spouse of such Eligible Individual (an “Employee Corporation”);

(k)                                 “Grant Date” means the date an Eligible Person is granted an Option, as evidenced by the Option Agreement;

(l)                                     “Insider” has the meaning given to such term in Part 1 of the TSX Company Manual, as may be amended from time to time, for the purposes of Section 613 thereof;

(m)                             “Market Price” at any date in respect of the Shares means the closing price of the Shares on the Stock Exchange immediately preceding such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

(n)                                 “New Eligible Person” means a newly hired or promoted officer, director, employee or service provider of the Corporation or any Affiliate who is not an existing Optionee;

(o)                                 “Option” means a right to purchase Shares granted to an Eligible Person under the Plan;

(p)                                 “Option Agreement” means a written document by which the grant of an Option is evidenced, a form of which is attached hereto as Appendix “A”;

(q)                                 “Option Period” means the period during which an Optionee may exercise an Option;

(r)                                    “Option Price” means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with the provisions hereof;

(s)                                   “Optioned Shares” means the Shares issuable pursuant to the exercise of an Option;

(t)                                    “Optionee” means an Eligible Person to whom an Option has been granted and who continues to hold such Option;

(u)                                 “Plan” means this Lexam VG Gold Inc. 2011 Stock Option Plan, as the same may be amended or varied from time to time;

(v)                                 “Retirement” means the Optionee ceasing to be an Eligible Person after attaining the age of 65 in accordance with the Corporation or Affiliate’s normal retirement policy or earlier with the Corporation’s consent;

(w)                               “Shares” means the common shares of the Corporation or, in the event of an adjustment, reclassification, reorganization or change contemplated by Section 8 hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

(x)                                 “Stock Exchange” means the principal stock exchange upon which the Shares are listed or posted for trading.

3.                                                                                      ADMINISTRATION OF THE PLAN

3.1                                                                               The Plan shall be administered by the Board and the Board shall have the power, where consistent with the general purpose and intent of the Plan, and subject to the specific provisions of the Plan:

(a)                                 to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)                                 to interpret and construe the Plan and to determine all questions pertaining to the Plan or any Option, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes; and

(c)                                  to prescribe the form of the instruments relating to the grant, exercise and other terms of Options, including without limitation, an Option Agreement.

No member of the Board shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Board shall, in addition to their rights as directors of the Corporation, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made in good faith.

3.2                                                                               All costs incurred in connection with the Plan shall be for the account of the Corporation.

3.3                                                                               The Board may, in its discretion, require as conditions to the grant or exercise of any Option that the Optionee shall have:

(a)                                 agreed to restrictions on sale, transfer or disposition of Optioned Shares in form and substance satisfactory to the Corporation and to an endorsement on any Option Agreement or certificate representing the Shares making appropriate reference to such restrictions; and

(b)                                 agreed to indemnify the Corporation in connection with the foregoing.

4.                                                                                      SHARES SUBJECT TO THE PLAN

4.1                                                                               Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance upon the exercise of all Options granted under the Plan, subject to any adjustment of such number pursuant to the provisions of Section 8 hereof, shall not exceed 22,400,000, or such greater number of Shares as may be approved by the shareholders of the Corporation and by the Stock Exchange or other regulatory authority. Optioned Shares in respect of which Options are not exercised prior to the expiry or termination of such Options shall be available for subsequent Options. No fractional Shares may be purchased or issued under the Plan.

4.2                                                                               Notwithstanding Section 4.1, in no event shall the following limits be exceeded:

(a)                                 the aggregate number of Shares issuable under the Plan and any of the Corporation’s other security based compensation arrangements to Insiders shall not exceed 10% of the Shares then issued and outstanding; and

(b)                                 Insiders shall not be issued, pursuant to this Plan and any of the Corporation’s other security based compensation arrangements, within any one-year period, a number of Shares which exceeds 10% of the Shares then issued and outstanding.

5.                                                                                      ELIGIBILITY; GRANT; TERMS OF OPTIONS

5.1                                                                               The grant of Options to Eligible Persons shall be considered and determined by the Board from time to time as it deems appropriate in its sole discretion in accordance with the provisions hereof.

5.2                                                                               Subject to the provisions of the Plan, the Board shall determine: (i) which Eligible Persons are to be granted Options; (ii) the time or times when Options will be granted; (iii) the number of Shares subject to each Option; (iv) the Option Period; (v) the extent to which each Option is exercisable from time to time; (vi) any restrictions upon the sale, transfer or disposition of Optioned Shares; and (vii) any other terms and conditions relating to each Option.

5.3                                                                               Unless otherwise determined by the Board, the Option Price shall be equal to the Market Price on the Grant Date. The Option Price shall be fixed for the term of an Option, regardless of fluctuations in the Market Price of the Shares on the Stock Exchange over the term of the Option. Notwithstanding the foregoing, in no event shall the Option Price be less than the Market Price of the Shares on the Grant Date.

5.4                                                                               Unless otherwise determined by the Board, the Option Period shall be ten (10) years from the Grant Date. Notwithstanding the foregoing, if the Option Period should end within a Blackout Period or within nine (9) Business Days after a Blackout Period Expiry Date, the expiration date of the Option will be the date which is ten (10) Business Days after the Blackout Period Expiry Date.

5.5                                                                               Unless otherwise determined by the Board, each Option shall become exercisable in respect of 33.33% of the Shares subject to such Option after each anniversary of the granting of such Option (i.e. 33.33% of such Shares after the first anniversary, 66.66% of such Shares after the second anniversary, etc.), except as otherwise provided for herein.

5.6                                                                               An Option is personal to the Optionee and is non-assignable and non-transferrable, except as otherwise provided for herein.

5.7                                                                               Each Option granted under the Plan shall be evidenced by an Option Agreement which shall contain such provisions, representations, warranties and conditions as the Board in its discretion deems appropriate. By accepting an Option pursuant to the Plan, an Optionee thereby agrees that the Option shall be subject to all of the terms and conditions of the Plan and the applicable Option Agreement.

5.8                                                                               For greater certainty, no Optionee shall be entitled to receive any dividends or other distributions paid by the Corporation on the Shares on account of such Optionee’s Option, nor will any other form of benefit be conferred upon, or in respect of, an Optionee for such a purpose.

6.                                                                                      RESIGNATION; DEATH; ETC.

6.1                                                                               If before the expiry of an Option, an Optionee becomes qualified for Retirement from his office or employment with the Corporation and any Affiliate, the Option granted to such Optionee shall be exercisable by the Optionee until the earlier of: (i) the expiration date of the Option; and (ii) the end of the thirty-six (36) month period which commences on the date the Optionee retired; to the same extent that the Option would have otherwise been exercisable by such Optionee during such period (unless the Board determines otherwise). After such period, the Option and all rights of the Optionee shall immediately expire and terminate.

6.2                                                                               If before the expiry of an Option, an Optionee dies, the Option granted to such Optionee shall be exercisable by the personal representatives, heirs or legatees of the deceased Optionee until the earlier of: (i) the expiration date of the Option; and (ii) the end of the ninety (90) day period which commences on the date of the Optionee’s death; to the same extent that the Option would otherwise have been exercisable by such Optionee during such period (unless the Board determines otherwise). After such period, the Option and all rights of the Optionee thereunder shall immediately expire and terminate.

6.3                                                                               If before the expiry of an Option, the services of an Optionee as an officer or employee of the Corporation or any Affiliate cease due to Disability, the Option granted to such Optionee shall be exercisable by the Optionee until the earlier of: (i) the expiration date of the Option; and (ii) the end of the ninety (90) day period which commences on the date that the services of the Optionee as an officer or employee of the Corporation or any Affiliate ceased due to Disability; to the same extent that the Option would have otherwise been exercisable by such Optionee during such period (unless the Board determines otherwise). After such period, the Option and all rights of the Optionee thereunder shall immediately expire and terminate.

6.4                                                                               If before the expiry of an Option, (i) an Optionee resigns from his office or employment with the Corporation and any Affiliate or (ii) the Optionee’s employment or office with the Corporation and any Affiliate is terminated without cause, the Option granted to such Optionee shall be exercisable by the Optionee until the earlier of: (i) the expiration date of the Option; and (ii) the end of the ninety (90) day period which commences on the date the Optionee tenders his resignation or on which his employment or office is terminated; to the same extent that the Option would have otherwise been exercisable by such Optionee prior to the date of such resignation or termination (unless the Board determines otherwise). For greater certainty, the Option shall only be exercisable in respect of the Optioned Shares for which it was exercisable at the date of resignation or termination and shall not become exercisable in respect of any additional Shares during the period thereafter. After the period when the Option may be exercised, the Option and all rights of the Optionee thereunder shall immediately expire and terminate.

For the purposes of this Section 6.4, the date on which an Optionee’s employment or office is terminated shall be the date the Optionee receives notice of termination from the Corporation or Affiliate, regardless of any notice or severance period provided by the Corporation, and in no event does the entitlement to or receipt of pay in lieu of notice or severance pay serve to extend the effective date of the termination.

6.5                                                                               If before the expiry of an Option, the Optionee’s employment or office with the Corporation and any Affiliate is terminated for cause by the Corporation and any such Affiliate, the Option granted to such Optionee shall immediately expire and terminate.

For the purposes of this Section 6.5, the date on which the Optionee’s employment or office is terminated shall be the date the Optionee receives notice of termination from the Corporation or Affiliate, regardless of any notice or severance period required by law, and in no event does the entitlement to or receipt of pay in lieu of notice or severance pay serve to extend the effective date of the termination.

6.6                                                                               For the purposes of Sections 6.1, 6.2, 6.3, 6.4 and 6.5, if an Option is held by an Employee Corporation, the references to Optionee in those Sections shall mean the Eligible Individual controlling such Employee Corporation.

6.7                                                                               An Optionee or other Eligible Person shall not be entitled to any additional grant of Options after retirement, death, Disability, resignation or notice of termination of employment with or without cause, notwithstanding such person receives working notice or pay in lieu thereof.

7.                                                                                      EXERCISE OF OPTIONS

7.1                                                                               Subject to the provisions of the Plan, an Option may be exercised from time to time during the Option Period by the delivery to the Corporation at its registered office of a written notice of exercise addressed to the Controller of the Corporation specifying the number of Shares with respect to which the Option is being exercised, the particulars of the brokerage account where such Shares are to be deposited/credited and accompanied by payment in full, by cash or cheque payable to the order of the Corporation, of the Option Price of the Shares then being purchased. The Shares shall be issued and deposited/credited in the brokerage account specified by the Optionee within a reasonable time following the receipt of such notice and payment.

7.2                                                                               If the Corporation determines, at its sole discretion, that it is required under the Income Tax Act (Canada) or any other applicable law to make source deductions in respect of an exercise of an Option and to remit such deductions to the applicable governmental authority the Corporation may, at its sole discretion, implement any procedures to ensure such deduction and remittance requirements are met. These procedures may include, without limitation:

(a)                                 requiring that the Optionee pay to the Corporation, in addition to the exercise price for the Options, sufficient cash as is reasonably determined by the Corporation to be the amount necessary to permit the required tax deduction and remittance;

(b)                                 requiring that the Optionee authorize the Corporation, on behalf of the Optionee, to sell in the market on such terms and at such time or times as the Corporation determines a portion of the Common Shares being issued upon exercise of the Options to realize cash proceeds to be remitted to the Corporation and used to satisfy the required tax deduction and remittance; or

(c)                                  make other arrangements acceptable to the Corporation to fund the required tax deduction and remittance.

7.3                                                                               Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a)                                 completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Board shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)                                 the admission of such Shares to listing on the Stock Exchange;

(c)                                  the receipt from the Optionee of such representations, warranties, agreements and undertakings as the Board determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and

(d)                                 the satisfaction, at the Corporation’s sole discretion, of the requirements in section 7.2 of this Plan.

In this regard the Corporation shall, to the extent necessary, take all commercially reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Stock Exchange.

8.                                                                                      CERTAIN ADJUSTMENTS

8.1                                                                               In the event of any subdivision or redivision of the Shares into a greater number of Shares at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his Option in accordance with the terms hereof, in lieu of the number of Shares to which he was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such Optionee would have held as a result of such subdivision or redivision if, on the record date thereof, the Optionee had been the registered holder of the number of Shares to which he was theretofore entitled upon such exercise.

8.2                                                                               In the event of any consolidation of the Shares into a lesser number of Shares at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his Option in accordance with the terms hereof, in lieu of the number of Shares to which he was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such Optionee would have held as a result of such consolidation if, on the record date thereof, the Optionee had been the registered holder of the number of Shares to which he was theretofore entitled upon such exercise.

8.3                                                                               If at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Sections 8.1 and 8.2 hereof or, subject to the provisions of Section 10 hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation or entity (the corporation or entity resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”), the Optionee shall be entitled to receive upon the subsequent exercise of his Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of Section 10 hereof, as a result of such consolidation, merger, amalgamation, if on the record date of such reclassification, reorganization, other change, or the effective date of such consolidation, merger or amalgamation, as the case may be, he had been the registered holder of the number of Shares to which he was theretofore entitled upon such exercise.

9.                                                                                      AMENDMENT OR DISCONTINUANCE OF THE PLAN

9.1                                                                               Subject to any required approval of any regulatory authority or the Stock Exchange, the Board may at any time or from time to time suspend, terminate or discontinue the Plan provided that without the consent of the Optionees, such suspension, termination or discontinuance may not in any manner adversely affect the rights under any Options granted under the Plan. Subject to any required approval of any regulatory authority or the Stock Exchange, the Board may at any time alter, amend or vary the Plan or any outstanding Option without the approval of the shareholders of the Corporation, if the alteration, amendment or variance:

(a)                                 is of a housekeeping nature, including without limitation, for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)                                 is necessary to comply with applicable law or the requirements of the Stock Exchange;

(c)                                  changes the vesting provisions of any Option;

(d)                                 changes the termination provisions of an Option or the Plan which does not entail an extension beyond the original expiry date;

provided that, subject to Section 8, the alteration, amendment or variance does not:

(e)                                  amend the number of Shares issuable under the Plan;

(f)                                   change the class of eligible participants to the Plan which would have the potential of broadening or increasing participation by insiders of the Corporation;

(g)                                  result in a significant or unreasonable dilution in the number of outstanding Shares; or

(h)                                 provide additional benefits to Eligible Persons at the expense of the Corporation and its existing shareholders.

10.                                                                          ACCELERATION EVENT

10.1                                                                   In the event that:

(a)                                 the Corporation obtains approval from the shareholders of the Corporation for a transaction which, if completed, would constitute an Acceleration Event;

(b)                                 an Acceleration Event has occurred; or

(c)                                  the Board adopts a resolution to the effect that an Acceleration Event has occurred or is imminent,

the Board shall:

(a)                                 upon written notice to each Optionee, permit the exercise of all outstanding Options within the twenty (20) day period next following the date of such notice (notwithstanding the terms of such Options which specify when such Options would otherwise be exercisable) and determine that upon the expiration of such (20) day period all Options and the rights of the Optionees thereunder shall expire and terminate; or

(b)                                 upon written notice to each Optionee, require the Optionees to surrender their Options within the ten (10) day period next following the date of such notice (and the Optionees shall be deemed to have surrendered such Options on the expiration of such ten (10) day period without further formality) provided that;

(i)                                   as a result of the Acceleration Event, the holders of Shares receive equity securities of the successor corporation or entity or the Acquiror;

(ii)                                such successor corporation or entity or the Acquiror has provided to the Corporation, on behalf of the Optionees, an irrevocable and unconditional undertaking to grant replacement options to the Optionees on the equity securities offered as consideration;

(iii)                             the Board has determined, in good faith, that such replacement options have substantially the same economic value as the Options being surrendered; and

(iv)                            the surrender of Options and the granting of replacement options can be affected on a tax deferred basis under the Income Tax Act (Canada), as amended from time to time.

11.                                                                               MISCELLANEOUS PROVISIONS

11.1                                                                        No Optionee shall have any rights as a shareholder of the Corporation with respect to Shares subject to an Option until the date of issuance of such Shares upon the exercise of the Option, in full or in part, and then only with respect to the Shares so issued. Except as otherwise provided in Section 8, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such Shares are issued.

11.2                                                                        Nothing in the Plan or any Option shall confer upon a person any right to continue or be re-elected as a director of the Corporation or any Affiliate or any right to continue in the employ of the Corporation or any Affiliate, or affect in any way the right of the Corporation or any Affiliate to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Affiliate to extend the employment of any person beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Affiliate or any present or future retirement policy of the Corporation or any Affiliate, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Affiliate.

11.3                                                                        Participation in the Plan by a Participant shall be voluntary.

11.4                                                                        If any provision of the Plan or any Option contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

11.5                                                                        References herein to any gender include all genders.

11.6                                                                        The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

12.                                                                               SHAREHOLDER AND REGULATORY APPROVAL

12.1                                                                        The Plan shall be subject to ratification by the shareholders of the Corporation to be effected by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by the Stock Exchange and any other relevant regulatory authority.

12.2                                                                        The obligation of the Corporation to issue and deliver any Shares in accordance with this Plan shall be subject to any necessary approval of the Stock Exchange and any other relevant regulatory authority. If any Shares cannot be issued to an Optionee upon the exercise of an Option for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any exercise price paid to the Corporation in respect of the exercise of such Option shall be returned to the Optionee.

April •, 2011

Appendix “A”

(see attached)

[Lexam VG Gold Inc. Letterhead]

[Date]

[Name of Optionee]
[Address of Optionee]

Grant of Options to Purchase Shares

On behalf of Lexam VG Gold Inc. (“Lexam VG”) I am pleased to inform you that, conditional upon signing the acknowledgement at the bottom of this letter, you have been granted an option to purchase common shares of Lexam VG (“Shares”) as described below. The option is governed by the terms of the Lexam VG 2011 Stock Option Plan (the “Plan”), as may be amended or replaced from time to time, a copy of which is attached. By accepting the option, you are acknowledging that the grant of the option is subject in all respects to the terms and conditions of the Plan, including the termination provisions that apply if you cease to be an officer or employee of Lexam VG or its Affiliates, all as more particularly set out in the Plan.

All capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Plan.

Option Grant

Pursuant to the Plan, you have been granted the option to acquire • Shares of Lexam VG effective the date hereof.

Exercise Price

The exercise price for the Shares under the option is • ($•) per share, being the Market Price of the Shares on the date hereof, and this must be paid at the time you exercise the option.

Vesting Schedule

The option shall vest and become exercisable as to: (i) •% of the Shares on •, (ii) •% of the Shares on •, and (iii) •% of the Shares on.

Exercise Expiry Date

The expiry date for the exercise of the option is 5:00 p.m. (Toronto time) on the [tenth (10th)] anniversary of the date hereof and, to be effective, the option must be exercised before that time. The steps to be taken to exercise the option are described in the Plan and you may exercise the option at any time before the expiry date and after the vesting dates with respect to the portion of the option that has vested as described above.

Further Assurances

You agree, from time to time, to execute and deliver or cause to be executed and delivered all such further documents and instruments, and to do or cause to be done all further acts and things as may, from time to time after the date hereof, reasonably be required or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this grant of option.

In order for the grant of the option to be completed, would you please sign the acknowledgement on the bottom of the second copy of this letter and return it to me as soon as possible.

We look forward to working together with you to grow and increase the value of Lexam VG in the future.

Yours truly,

LEXAM VG GOLD INC.

By:
Cc :

TO:                         LEXAM VG GOLD INC.

The undersigned hereby acknowledges receipt of a copy of the Plan referred to above and agrees to be bound by the terms and conditions thereof with respect to the option granted to the undersigned hereunder. The undersigned further acknowledges that Lexam VG has not provided any tax advice or related advice of any kind to the undersigned with respect to the Plan or the exercise of the Optioned Shares.

Witness:
Signature
Date: